Exhibit 99.1

HCP Announces CFO Transition;

Mr. Schoen Will Leave to Become President of BioMed Realty

Will Remain with HCP for Two Months to Facilitate Smooth Transition;

Spencer Stuart Retained to Lead Search for New CFO

IRVINE, CA, March 28, 2016 – HCP, Inc. (NYSE:HCP) today announced that Timothy Schoen, Executive Vice President and Chief Financial Officer, is leaving HCP to become President of BioMed Realty, a real estate company serving the life science industry that was recently acquired by real estate funds managed by Blackstone for approximately $8 billion.  Mr. Schoen will remain in his current role at HCP through May 22 to oversee reporting of first quarter earnings and to ensure a smooth transition of his duties.

The Company has commenced the process of recruiting a successor for Mr. Schoen and has retained Spencer Stuart, a leading global executive search firm, to lead the search process.

Mr. Schoen joined HCP in 2006 and has served as Executive Vice President and Chief Financial Officer since 2011.  From 2009 to 2011, he was Executive Vice President — Life Science and Investment Management, during which time he led HCP’s premier life science platform.

“It is difficult to leave a great company for which I feel privileged to have worked for the past 10 years,” said Mr. Schoen.  “I am very proud of our accomplishments, and I have greatly appreciated the opportunity to work closely with our executive management and many dedicated colleagues at HCP, including our outstanding finance, accounting and tax team.  I am confident that HCP will attract a well-qualified successor and will continue to achieve great success in the future.”

“On behalf of the entire Company and Board of Directors, we thank Tim for his significant contributions to HCP,” said Lauralee Martin, President and Chief Executive Officer.  “Personally, I thank Tim for being a true partner and a valued and effective member of our leadership team.  His contributions have strengthened our organization and positioned us well for the future.  We wish Tim only success in his new role and are proud of the market recognition of the superb professional talent at HCP.”

Ms. Martin added, “We have a detailed transition plan in place and are grateful that Tim will remain in his position for the next two months to help us with the process.  Until we find the right successor, our strong and talented finance team is capable of handling all of the needs of the organization.”

About HCP

HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States.  HCP’s portfolio of assets is diversified among five distinct sectors: senior housing, post-acute/skilled nursing, life science, medical office and hospital.  A publicly traded company since 1985, HCP: (i) was the first healthcare REIT selected to the S&P 500 index; (ii) has increased its dividend per share for 31 consecutive years; (iii) was the first REIT included in the S&P 500 Dividend Aristocrats index; and (iv) is recognized as a global leader in sustainability as a member of the Dow Jones and FTSE4Good sustainability indices, as well as the recipient in three of the past four years of both the GRESB Global Healthcare Sector Leader and the NAREIT Healthcare Leader in the Light Award.  For more information regarding HCP, visit www.hcpi.com.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those relating to the resignation of Mr. Schoen and the search for his successor.  These statements are made as of the date hereof, and are not guarantees of future events.  They are subject to risks and uncertainties that could cause actual events to differ materially from those set forth therein or implied thereby.  These risks and uncertainties include but are not limited to the possibility that HCP and Mr. Schoen agree to a different effective resignation date or a change in his responsibilities.  The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

Source: HCP, Inc.

HCP, Inc.

John Lu

Executive Vice President – Corporate Finance and Investments

(949) 407-0400